EXHIBIT 23.1
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                                                                    Exhibit 23.1
                                                                    ------------

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Hudson River Bancorp, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Hudson River Bancorp, Inc. relating to the Hudson River Bancorp, Inc. 1998 Recognition and Retention Plan, of our report dated May 14, 1999, relating to the consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the related consolidated income statements, statements of changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 Annual Report on Form 10-K of Hudson River Bancorp, Inc.

/s/ KPMG LLP

Albany, New York
January 7, 2000